Hana Biosciences, Inc.
                        400 Oyster Point Blvd., Suite 215
                          South San Francisco, CA 94080

January 13, 2005

VIA EDGAR AND FACSIMILE (202-942-9533)

U.S. Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549

Attention:  Sonia Barros, Esq.

         Re:      Hana Biosciences, Inc. (the "Company")
                  Registration Statement on Form SB-2
                  File No. 333-118426

Dear Ms. Barros:

      On behalf of the Company, the undersigned respectfully requests that the above-referenced Registration Statement be declared effective at 4:00 p.m., Washington, D.C. time, on January 18, 2005, or as soon thereafter as is practicable.

                                    Sincerely,

                                    HANA BIOSCIENCES, INC.



                                    By: /s/ Russell L. Skibsted
                                        ---------------------------------------
                                        Russell L. Skibsted
                                        Vice President, Chief Financial Officer